SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
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/x/ Soliciting Material Pursuant to Section 240.14a-11(c) or Section
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                                   Scios Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

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
                                  [SCIOS LOGO]
                             820 West Maude Avenue
                              Sunnnyvale, CA 94086
                                www.sciosinc.com

CONTACT:
--------
Wendy Carhart
Scios Inc.
408/616-8325
or
Stanley J. Kay
MacKenzie Partners, Inc.
212/929-5940

FOR IMMEDIATE RELEASE:
----------------------

                 SCIOS BOARD MAILS LETTER AND PROXY STATEMENT TO
                STOCKHOLDERS FOR FEBRUARY 28, 2000 ANNUAL MEETING
     -- Board also responds to latest communication from Randal J. Kirk --

SUNNYVALE, CALIFORNIA -- January 20, 2000 -- The Board of Directors of Scios Inc. (NASDAQ: SCIO) today mailed a letter to stockholders with its Proxy Statement indicating its view of the proxy contest launched by Mr. Kirk to seize control of the Board and urging stockholders to return the GOLD proxy card to vote for the Board's slate of directors. The Board renewed its commitment to the Natrecor(R) Phase III VMAC clinical trial, the development of a p38 kinase inhibitor for the treatment of arthritis, and the preservation of cash assets for these projects.

Donald B. Rice, Chairman of the Board, and Richard B. Brewer, President and Chief Executive Officer of Scios, stated that "The individuals on the Scios slate stand head and shoulders above the nominees put forward by Mr. Kirk...Moreover, taken as a whole, Kirk's slate has not revealed any meaningful experience in leading a company such as Scios that is dedicated to the discovery, development and commercialization of new biopharmaceutical products." The letter also points out that, based on the biographies provided in Kirk's own proxy statement:

     o Only one of Kirk's nominees has served as a senior executive of a publicly traded company.

     o Only one of Kirk's nominees has ever served on the board of directors of a public company.

     o Only one of Kirk's nominees - Kirk himself - owns a single share of Scios stock.

                                   -- more --

                                                                January 20, 2000
                                                                          Page 2

The letter also outlines the impressive qualifications of Scios' seven nominees for reelection in 2000. These individuals have served as chairmen, chief executive officers, chief operating officers and other senior positions at some of America's largest and most prominent companies, academic and research institutions and government agencies. These seven candidates also bring to your Board broad experience, currently serving as directors of 19 other U.S. and European publicly-traded corporations.

Separately, the Company announced that the Board has preliminarily discussed Randal Kirk's open letter dated January 18, 2000. The Board noted that over the past two years it has carefully considered, with management, all of the ideas now also put forth in Mr. Kirk's letter. Some of these ideas have been either implemented or included in the company's business plan, while others were deemed not in the long-term interest of Scios. Nevertheless, in order to give Kirk an opportunity to elaborate on his ideas, Scios Directors will meet with him as soon as a meeting can be arranged.

A copy of the letter mailed to stockholders is attached.

Scios Inc.
----------

Scios is a biopharmaceutical company engaged in the discovery, development, and commercialization of novel human therapeutics. Scios has commercial or research and development relationships with Chiron Corporation, The DuPont Pharmaceuticals Company, Eli Lilly and Company, GenVec Inc., Kaken Pharmaceutical Co., Ltd., and Novo Nordisk A/S of Denmark. Scios' Psychiatric Sales and Marketing Division successfully markets seven psychiatric products, including co-promotion arrangements on Janssen Pharmaceutica's Risperdal(R) (risperidone) and SmithKline Beecham's Paxil(R) (paroxetine hydrochloride). Additional information on Scios is available at its web site located at www.sciosinc.com and in the Company's various filings with the Securities and
----------------
Exchange Commission. For information about the Year 2000 Annual Meeting, visit www.sciosinc.com/election.
-------------------------

                                   -- end --

[SCIOS LOGO]

Scios Inc.
820 West Maude Avenue
Sunnyvale, CA 94086
408 481 9177 Tel
408 481 9188 Fax

January 20, 2000

DEAR STOCKHOLDER:

     You are cordially invited to attend Scios Inc.'s Annual Meeting of Stockholders on February 28 at 9:00 a.m. at the Company's office located at 749 North Mary Avenue, Sunnyvale, California 94086. Enclosed is our proxy statement which we encourage you to read.

     As we approach the annual meeting, Scios is in a very critical period in its history. Our ability to achieve our new business plan is highly dependent upon the continued commitment of our employee/management team and the preservation of cash assets for top priority projects, such as the new Natrecor(R) VMAC Phase III clinical trial and our program to develop our p38 arthritis drug.

     In our view, the proxy fight launched by Randal J. Kirk to seize control of your Board is designed to gain access to the company's scientific and cash assets.

     We believe that Kirk's efforts are threatening Scios' ability to complete its important clinical and discovery research projects. It is very unfortunate that in order to protect the interests of all stockholders against Kirk's actions, we are being forced to spend corporate assets and energy that would be better devoted to implementing the company's new business plan.

     We very much regret that this proxy contest will inconvenience you with its numerous mailings and generate negative publicity regarding Scios. We know that the nonapproval of Natrecor(R) was a major disappointment for everyone interested in Scios--our employees, management and Board of Directors, but most especially for you, our stockholders.

     None of us needs Kirk to tell us that. Unfortunately, Kirk's actions come just as we believe we are well under way in recovering from the Natrecor setback.

     Following the FDA's decision, Scios has designed and started the new Natrecor trial very quickly and patient enrollment is on track. We expect to complete this trial and file an amended NDA for Natrecor in 2000 that will support FDA approval in 2001.

     The management team and Board of Scios ask for your continuing support so that we can complete the Natrecor program for you and the many patients who await this important new therapy. Enclosed with this letter and the proxy statement is a GOLD proxy card which you can use to vote FOR your Board's slate of seven director-nominees.

     We believe the seven Directors of Scios nominated for your reelection are exception-ally well-qualified individuals to lead Scios in 2000. We ask you to review their credentials at the end of this letter.

     They have served as chairmen, chief executive officers, chief operating officers and other senior positions at some of America's largest and most prominent companies, academic and research institutions and government agencies. These seven candidates also bring to your Board broad experience, currently serving as directors of 19 other U.S. and European publicly-traded corporations.

     We think you will agree that the individuals on the Scios slate stand head and shoulders above the nominees put forward by Mr. Kirk. In particular, based on the biographies provided in Kirk's own proxy statement asking you to elect his slate, it is clear that Kirk's slate lacks the qualifications to become the board of Scios because:

     o Only one of Kirk's nominees has ever served as a senior executive of a publicly traded company.

     o Only one of Kirk's nominees has ever served on the board of directors of a public company.

     o Only one of Kirk's nominees--Kirk himself--owns a single share of Scios stock.

     Moreover, taken as a whole, Kirk's slate has not revealed any meaningful experience in leading a company such as Scios that is dedicated to the discovery, development and commercialization of new biopharmaceutical products.

     One of the country's most respected institutional investors and Scios' largest institutional owner, the State of Wisconsin Investment Board, has considered Mr. Kirk's slate and decided to reject it. Instead, SWIB has stated that it will vote the GOLD proxy card to support the current Board and management as the "right team" to realize the potential of Scios' strong product pipeline and build long-term stockholder value.

     Your vote is also important to us. Please take a moment to sign and return the enclosed GOLD proxy card voting FOR your Board's nominees. Please do so today. If you have previously signed Kirk's WHITE proxy card, you can change your vote to support your current Board simply by signing, dating and mailing the enclosed GOLD proxy card.

     We will continue to keep you informed about further developments regarding our business plan and the progress of our clinical trials. We also encourage you to visit the Company's website at www.sciosinc.com. For information about the Year 2000 annual meeting, please access the page www.sciosinc.com/election.

     We appreciate your support of Scios and encourage your questions or comments. Please call our investor relations department at (408) 616-8325 or MacKenzie Partners, Inc., toll-free at (800) 322-2885.

     Scios' primary focus is building long-term value for all stockholders. You can best support this effort by signing and returning the enclosed GOLD proxy card.

                       On Behalf of the Board of Directors

                                   Sincerely,

         /s/                             /s/
         DONALD B. RICE                  RICHARD B. BREWER
         Chairman of the Board           President and Chief Executive Officer

                               IMPORTANT BULLETIN

     We have just received as we are going to press on this letter, a letter to Scios' Chairman from Randal Kirk, issued by press release, outlining his plan for Scios and holding out the possibility that he might withdraw his proposal if he obtains minority board representation and a mutually agreeable plan. The Scios Board has not had the opportunity to give Kirk's plan detailed consideration given the timing of this mailing. However, the Scios Board also noted that, working with management, it has over the last two years, particularly in the planning of the 1999 restructuring, considered all of the ideas put forward by Mr. Kirk. Some have been implemented or included in our business plan, while others were deemed at the time not to be in the long-term interests of Scios. Nevertheless, in order to give Kirk an opportunity to elaborate on his ideas, Scios Directors will meet with him as soon as a meeting can be arranged.

     The Board sincerely hopes that Mr. Kirk's effort today is more than a tactic in this proxy contest. For you, the Scios stockholders, the central issue remains which slate is best qualified to guide Scios. We are confident that you will agree with us that the current Scios Board of Directors is the best slate for all stockholders and ask that you sign the GOLD proxy card and return it today.

If you have any questions or need assistance completing your proxy card please call:
MacKenzie Partners, Inc.
156 Fifth Avenue
New York, New York 10010
(212)929-5500 (call collect)
or
call toll-free (800)322-2855

           Backgrounds and Credentials of the Scios Director-Nominees

Donald B. Rice, Ph.D. was elected Chairman of the Board in November 1998 and has served as a Director of Scios since August 1997. Dr. Rice is the President, Chief Executive Officer and Director of UroGenesys, Inc. Previously, he served Teledyne, Inc. as President, Chief Operating Officer and Director from 1993 to 1996, the U.S. Department of Defense as Secretary of the Air Force from 1989 to 1993, and The RAND Corporation as President and Chief Executive Officer from 1972 to 1989. He was also Assistant Director of the Office of Management and Budget, The White House. Dr. Rice is a member of the Board of Directors of Wells Fargo & Company, Vulcan Materials Company and Unocal Corporation.

Richard B. Brewer is President and Chief Executive Officer of Scios Inc. He joined Scios in September 1998 and has served as a Director since that time. From early 1996 to 1998, he was with Heartport Inc., first as Executive Vice President of Operations and then, Chief Operating Officer. Prior to that, Mr. Brewer served in various capacities with Genentech, Inc. from 1984 to 1995, most recently as Senior Vice President, U.S. Sales and Marketing, Genentech Europe Ltd., and Genentech Canada, Inc. Mr. Brewer earned a B.S. from Virginia Polytechnic Institute and a M.B.A. from Northwestern University.

Samuel Armacost was elected to the Company's Board of Directors in August 1995. In July 1998, Mr. Armacost became Chairman of the Board of Directors of SRI International. From 1990 to 1998, he was a Managing Director of Weiss, Peck & Greer, LLC, an investment firm. He was a Managing Director of Merrill Lynch Capital Markets from 1987 to August 1990, and was President, Director and Chief Executive Officer of BankAmerica Corporation from 1981 to 1986. Mr. Armacost is a member of the Board of Directors of Chevron Corporation and Exponent, Inc. In addition, Mr. Armacost is on the Board of Directors of the James Irvine Foundation and the Advisory Board of the California Academy of Sciences, and he is a member of the International Advisory Group for Toshiba Corporation and The Business Council.

Charles A. Sanders, M.D. was elected a Director of Scios in September 1997. He served as Chief Executive Officer of Glaxo Inc. from 1989 to 1994, and was Chairman of the Board from 1992 to 1995. He also served on the Board of Directors of Glaxo plc. Previously, he held a number of positions at Squibb Corporation, a multinational pharmaceutical corporation, including Vice Chairman, Chief Executive Officer of the Science and Technology Group and Chairman of the Science and Technology Committee of the Board. Dr. Sanders is a member of the Board of Directors of Magainin Pharmaceuticals, Vertex Pharmaceuticals, Staff Mark, Inc., Kendle International, Trimeris, Pharmacopeia, Genentech, Inc. and Biopure.

Solomon H. Snyder, M.D. was elected a Director in September 1992. Dr. Snyder is Director of the Department of Neuroscience and Distinguished Service Professor of Neuroscience, Pharmacology and Molecular Sciences and Psychiatry at The Johns Hopkins University, and has been a member of the faculty there since 1966. Dr. Snyder received the Albert Lasker Award for Basic Biomedical Research and Honorary Doctor of Science degrees from Northwestern University, Georgetown University and Ben Gurion University. Dr. Snyder received the Wolfe Award in Medicine from the government of Israel for research relating to receptors. Dr. Snyder is a member of the National Academy of Sciences and a Fellow of the American Academy of Arts and Sciences. Dr. Snyder is also the author of numerous articles and several books. Dr. Snyder is a founder and a director of Guilford Pharmaceuticals Inc.

Burton E. Sobel, M.D. was elected a Director in February 1996. Dr. Sobel is Physician-in-Chief, E.L. Amidon Professor and Chair of the Department of Medicine at The University of Vermont College of Medicine. Previously, Dr. Sobel was Professor of Medicine at Barnes Hospital, Washington University and Director of its Cardiovascular Division. Dr. Sobel has been a consultant to and served on scientific advisory boards of several pharmaceutical and biotechnology companies, served as a director of Squibb Corporation from 1986 to 1989 and is also a member of the Board of Directors of Fletcher Allen Health Care. Dr. Sobel has been the recipient of numerous awards, including the American Heart Association's James B. Herrick Award and its Scientific Council's Distinguished Achievement Award, as well as the American College of Cardiology's Distinguished Scientist Award. Dr. Sobel has been the editor of Circulation and, since 1989, has served as editor of Coronary Artery Disease. His memberships and fellowships include the American College of Physicians, Royal Society of Medicine, American Heart Association, American College of Cardiology and Fellowship and Council member-ship in the American Association for the Advancement of Science.

Eugene L. Step was elected a Director in February 1993. From May 1956 until he retired in December 1992, Mr. Step was employed by Eli Lilly and Company, most recently as Executive Vice President, President of the Pharmaceutical Division, where he was responsible for U.S. pharmaceutical operations and for the operations of Eli Lilly International. In addition, Mr. Step served on Eli Lilly's Board of Directors and executive committee. Mr. Step was Chairman of the Board of Directors of the Pharmaceutical Manufacturers Association and President of the International Federation of Pharmaceutical Manufacturers Associations. He is a member of the Board of Directors of Cell Genesys Inc., Guidant Corporation, Medco Research Inc., Pathogenesis Corporation and DBT Online Inc.